SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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☒	Definitive Information Statement

WORLDBID CORPORATION
(Name of Registrant as Specified in its Charter)

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WORLDBID CORPORATION
1175 Douglas Street, Suite 1110
Victoria, BC, Canada V8W 2E1
Tel: (250) 475-2248
Fax: (250) 475-2281

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the stockholders of Worldbid Corporation, a Nevada corporation (the “Company”), in connection with the following proposed corporate actions to be taken by the written consent of stockholders holding a majority of the voting power of the Company (the “Corporate Actions”):

1.
To amend the Company’s Articles of Incorporation to increase the number of authorized shares of the common stock of the Company from 100,000,000 shares, par value $0.001 per share, to 500,000,000 shares, par value $0.001 per share (the “Increase to Common Stock”); and

2.	To amend the Company’s Articles of Incorporation to authorize the creation of 100,000,000 shares of preferred stock, par value $0.001 per share (the “Creation of Preferred Stock”).

The Company has been advised that certain of its directors, who are major stockholders and currently exercise voting power over an aggregate of approximately 52,475,257 shares, or 55.8% of the Company’s outstanding common stock, intend to vote for the Corporate Actions. The Corporate Actions will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada (the “Articles of Amendment”). The Company anticipates that the filing of the Articles of Amendment and the effective date of the Corporate Actions will occur on or about the 9th day of December, 2003 (the “Effective Date”). The proposed Articles of Amendment are attached as Exhibit “A” hereto.

The Company anticipates that the Corporate Actions will be authorized by written consent of its major stockholders without a meeting. If the Corporate Actions are not adopted by written consent, the Corporate Actions would be required to be considered by the Company’s stockholders at a special stockholders’ meeting convened for the specific purpose of approving the Corporate Actions. The elimination of the need for a special meeting of stockholders to approve the Corporate Actions is authorized by Section 78.320(2) of the Nevada Revised Statutes (the “NRS”) which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special meeting. Pursuant to NRS Section 78.390(1)(b), a majority of the voting power is required in order to approve the Corporate Actions. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Corporate Actions as early as possible to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company intend to vote to proceed with the Corporate Actions by obtaining the written consent of stockholders holding a majority of the voting power of the Company.

The following stockholders of the Company, representing approximately 55.8% of the voting power of the Company, intend to provide their written consent to the Corporate Actions as described in this Information Statement:

Name of Shareholder	Number of Shares Held Outstanding	Percentage of Outstanding Shares (1)
Logan B. Anderson	40,047,504	42.6%
Howard Thomson	12,427,753	13.2%
TOTAL	52,475,257	55.8%
(1) Based on 93,999,901 shares of common stock issued and outstanding on October 15, 2003.

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NRS. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the NRS are afforded to the Company’s stockholders as a result of the adoption of the Corporate Actions.

Under Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Corporate Actions cannot become effective until 20 days after the mailing date of this Information Statement. The Company is not seeking written consent from any of the Company’s stockholders, other than the major stockholders described above, and the remaining stockholders will not be given an opportunity to vote with respect to the Corporate Actions. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of:

  Advising stockholders of the proposed actions to be taken by written consent; and

  Giving stockholders advance notice of the proposed actions to be taken, as required by the Exchange Act.

Stockholders who are not afforded an opportunity to consent or otherwise vote with respect to the proposed action to be taken have no right under Nevada law to dissent or require a vote of all the Company’s stockholders.

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company’s common stock.

OUTSTANDING VOTING STOCK OF THE COMPANY

The Board of Directors of the Company have fixed the close of business on October 15, 2003 (the “Record Date”) as the record date for the determination of stockholders entitled to approve the Corporate Actions. As of the Record Date, there were 93,999,901 shares of common stock outstanding. The common stock constitutes the sole outstanding class of voting securities of the Company. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of the Company’s common stock owned beneficially as of October 15, 2003 by: (i) each person (including any group) known by the Company to own more than five percent (5%) of any class of the Company’s voting securities, (ii) each of the Company’s directors and each of its named executive officers, and (iii) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown, subject to applicable community property laws.

Title of class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock(1)
Common Stock	LOGAN B. ANDERSON 15 Hill Cresent Pembroke, Bermuda HM02 Director Chief Executive Officer and President	40,047,504	42.6%
Common Stock	HOWARD THOMSON 4734 S. Golf Course Drive Blaine, Washington 98230 Director, Secretary, Treasurer, and Chief Financial Officer	12,427,753	13.2%
Common Stock	All Officers and Directors as a Group (3 persons)	52,475,257	55.8%

(1)
Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on October 15, 2003. As of October 15, 2003 the Company had 93,999,901 shares of common stock issued and outstanding.

AMENDMENT OF
 THE COMPANY'S ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Increase of Common Stock, once approved by the Company’s Board of Directors and major stockholders, will become effective upon filing of the Articles of Amendment with the Nevada Secretary of State, however the Company’s Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

Effect of the Increase to Authorized Common Stock

The Company’s Board of Directors have determined that it would be in the best interests of the Company to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.001, from 100,000,000 shares to 500,000,000 shares. Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock. The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares in order to give the Company greater flexibility in considering and planning for future business needs. The shares will be available for issuance by the Board of Directors for proper corporate purposes, including but not limited to, stock dividends, stock splits, acquisitions, financings and compensation plans. The issuance of additional shares of common stock could have the effect of diluting earnings per share, voting power and shareholdings of stockholders. It could also have the effect of making it more difficult for a third party to acquire control of the Company. Other than in connection with the Company's existing employee stock option plans and outstanding convertible notes and share purchase warrants, the Company has no present intent to issue any shares of common stock. The Company anticipates issuing additional shares of common stock in connection with future financings with the Company. The Company presently does not have any agreement or other arrangement for any financing involving the issuance of shares of common stock. Current stockholders do not have preemptive rights to subscribe for, purchase or reserve any shares of the authorized capital stock of the Company.

AMENDMENT OF
THE COMPANY'S ARTICLES OF INCORPORATION TO
AUTHORIZE THE CREATION OF PREFERRED STOCK

The Creation of Preferred Stock, will create 100,000,000 authorized shares of preferred stock. The proposed Articles of Amendment, attached as Exhibit "A" to this Information Statement contain provisions related to the preferred stock. The following summary does not purport to be complete and is qualified in its entirety by reference to the proposed Articles of Amendment as set forth in Exhibit "A".

The authorization of the preferred stock will permit the board of directors to authorize and issue preferred stock from time to time in one or more series. Subject to the provisions of the Company's Articles of Incorporation, as amended, and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders. The proposed amendment to the Articles of Incorporation, would give the Board of Directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as the Board of Directors deems to be in the best interests of the Company and its stockholders.

The amendment will provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include exchanging preferred stock for common stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the increase in number of shares of authorized common stock, which is not shared by all other stockholders of the Company.

NO DISSENTER’S RIGHTS

Under the NRS, the Company’s dissenting stockholders are not entitled to appraisal rights with respect to the Corporate Actions, and the Company will not independently provide its stockholders with any such right.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the Exchange Act and is required to file reports, proxy statements, and other information with the Securities and Exchange Commission regarding the business, financial condition, and other matters of the Company pursuant to and in accordance with the Exchange Act. You may read and copy the reports, proxy statements, and other information filed by the Company at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W. Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for additional information about the public reference facilities. The reports, proxy statements, and other information filed with the Securities and Exchange Commission are also available to the public over the internet at http://www.sec.gov, the internet website of the Securities and Exchange Commission. The internet website of the Company is http://www.worldbid.com. All inquiries regarding the Company should be addressed to the principal executive offices of the Company at Worldbid Corporation, 810 Peace Portal Drive, Suite 201 Blaine, Washington, 98230.

BY ORDER OF THE BOARD OF DIRECTORS

Date: November 18, 2003
/s/ Logan Anderson
Logan Anderson, President and Chief
Executive Officer
WORLDBID CORPORATION

EXHIBIT “A”

ARTICLES OF AMENDMENT

Dean Heller Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201	CERTIFICATE OF AMENDMENT (Pursuant to NRS 78.385 and 78.390	Office Use Only:

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)
- Remit in Duplicate -

1.	Name of corporation: Worldbid Corporation
2.

The articles have been amended as follows (provide article numbers, if available):

The corporation’s Articles of Incorporation are hereby amended by deleting the existing Article 5 and replacing it with the following:

“5.

Capitalization. The aggregate number of shares which the corporation shall have authority to issue is SIX HUNDRED MILLION (600,000,000) shares, of which FIVE HUNDRED MILLION (500,000,000) shares will be Common Stock with a par value of $0.001, and ONE HUNDRED MILLION (100,000,000) shares will be Preferred Stock with a par value of $0.001. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

		(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;
(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;
(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;
(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
(f)
Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g)
Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the corporation, nor any consolidation or merger of the corporation, shall be deemed to be a liquidation for the purposes of this Article.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:*

           55.8%

* if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

4.	Officer Signatures (Required):

	_________________________	________________________
	Logan Anderson, President	Howard Thomson, Secretary

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 PROFIT AMENDMENT1999.01
Revised on: 07/21/01